Exhibit 10.1
2010 DIRECTOR SUB-PLAN TO THE
UNITED COMMUNITY FINANCIAL CORP.
AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN
Section 1
Purpose
Effective as of April 1, 2010 (the “Effective Date”), the Board adopts this 2010 Director Sub-Plan to the United Community Financial Corp. Amended and Restated 2007 Long-Term Incentive Plan (the “Sub-Plan”) for the purpose of assisting in the administration and implementation of the United Community Financial Corp. Amended and Restated 2007 Long-Term Incentive Plan (the “Plan”) by providing additional procedures and guidelines for Awards of Restricted Shares that apply specifically to Non-Employee Directors who become Participants (as defined herein).
Section 2
Definitions
Capitalized terms used without definition in the Sub-Plan shall have the meanings given to such terms in the Plan. To the extent that any term defined herein conflicts with the definition of such term under the Plan, the definition in the Sub-Plan shall control.
Section 3
Administration
3.1	The Sub-Plan shall be administered by the Committee, subject to such terms and conditions as the Committee may prescribe that are not inconsistent with the Sub-Plan.
3.2	Subject to the terms and conditions of the Plan and the Sub-Plan, the Committee shall have the discretion and exclusive power to:
(a)	Make Awards to Participants as described herein;

(b)	Determine the terms and conditions with respect to Awards to the extent not inconsistent with the provisions of the Sub-Plan; and
(c)	Resolve all questions relating to the administration of the Sub-Plan and applicable law.
3.3
The interpretation of, and application by, the Committee of any provision of the Sub-Plan shall be final and conclusive. The Committee, in its sole discretion, may establish rules and guidelines relating to the Sub-Plan as it may deem appropriate.

Section 4
Participation
Each person who is a Non-Employee Director on the Effective Date or who becomes a Non-Employee Director after the Effective Date shall be a “Participant” in this Plan.
Section 5
Awards
5.1
On each Grant Date (as defined below) during a fiscal year of the Corporation, each Participant who is a Non-Employee Director on such date shall receive an Award consisting of a number of Restricted Shares equal to 25% of the Annual Stock Retainer (as defined below) divided by the Fair Market Value of a Common Share on the Grant Date, rounded down to the nearest whole Common Share. Any portion of the Annual Stock Retainer that is not converted to Restricted Shares on a Grant Date shall be paid to the Non-Employee Directors’ in cash on the Grant Date.

5.2	For purposes of this Sub-Plan:
(a)	The “Grant Date” of an Award shall be the date during each fiscal quarter of the Corporation on which quarterly cash retainers to Directors and Directors Emeritus are paid.
(b)	The “Annual Stock Retainer” shall be equal to $10,000 (or such other amount as may be prescribed by the Board from time to time).
5.3
Restricted Shares awarded pursuant to the Sub-Plan shall be evidenced by an award agreement containing such terms and conditions as the Committee may prescribe and which are not inconsistent with the terms of the Plan or the Sub-Plan; provided, however, that no Restricted Shares may vest prior to the first anniversary of the Grant Date. For purposes of applying Section 13.3 of the Plan, a Participant’s “Retirement” shall mean the Participant’s Separation from Service after completing at least fifteen (15) years of service on the Board or after attaining age seventy (70) with at least five (5) years of service. The Board, in its discretion, may elect to treat any other Separation from Service by a Director as a Retirement.

5.4	Restricted Shares that vest shall be settled by the Corporation as soon as reasonably practicable.
Section 6
Plan as Controlling
Except as provided otherwise herein, any Award of Restricted Shares granted to a Participant under the Sub-Plan shall be subject to the terms and conditions of the Plan, including such additional terms and conditions as the Committee may impose which are not inconsistent with the Plan or the Sub-Plan.

Section 7
Amendment and Termination
Subject to any limitations contained in the Plan, the Board may, at any time and from time to time, amend, modify or suspend the Sub-Plan and all rules and guidelines hereunder; provided, however, that no such amendment, modification, suspension or termination shall impair or adversely alter any Awards previously granted under the Sub-Plan without the consent of the affected Participant; nor shall any amendment, modification, suspension or termination deprive any Participant of any Common Shares the Participant may have acquired through or as a result of the Sub-Plan.
Section 8
Term of Sub-Plan
The Sub-Plan shall terminate on the date of termination of the Plan and no Award may be granted pursuant to the Sub-Plan thereafter; provided, however, that neither the termination of the Plan nor the termination of the Sub-Plan shall affect the vesting of any Award outstanding upon such termination or the right of a Participant to receive Common Shares upon vesting of an Award.
Section 9
Miscellaneous
9.1
Except as otherwise provided in the Sub-Plan, a Participant shall have no rights as a shareholder of the Corporation, including, without limitation, voting rights or rights to receive dividends payable with respect to the Common Shares, until the issuance (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation) of the certificates evidencing Common Shares.

9.2	An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration.
9.3
Except as otherwise explicitly stated herein, the adoption of the Sub-Plan by the Board shall not be construed as amending, modifying or rescinding the Plan but is intended to serve as a framework for the Board with respect to grants to Participants.

9.4
Nothing contained in the Sub-Plan or in an award agreement granted hereunder shall confer upon any Participant any right to continue serving on the Board or the board of directors of a Subsidiary or interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate the Participant’s service on the Board at any time.

9.5
An award agreement may provide that Common Shares issuable upon settlement of an Award may be subject to such restrictions, including, without limitation, restrictions as to transferability as the Committee may determine at the time such Award is granted.

9.6	The Sub-Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent federal law shall be deemed applicable.